Exhibit 99.1

Investor Contact:

John Mills

Partner

ICR

646-277-1254

Limoneira Company Announces First Quarter Fiscal Year 2016 Financial Results

- First Quarter of Fiscal Year 2016 Revenue was $25.0 Million -

- Company Raises Fiscal Year 2016 Guidance Range -

Santa Paula, CA., March 10, 2016 – Limoneira Company (the “Company” or “Limoneira”) (NASDAQ: LMNR), a leading agribusiness with prime agricultural land and operations, real estate and water rights in California and Arizona, today reported financial results for the first quarter ended January 31, 2016 and raised its annual guidance range for fiscal year 2016.

Fiscal Year 2016 First Quarter Results

For the first quarter of fiscal year 2016, revenue was $25.0 million, compared to revenue of $28.0 million in the first quarter of the previous fiscal year. Agribusiness revenue was $23.6 million, compared to $26.9 million in the first quarter last fiscal year, primarily due to lower lemon sales. Rental operations revenue was $1.4 million in the first quarter of fiscal year 2016, compared to $1.1 million in the first quarter of last fiscal year. Real estate development revenue was $12,000 compared to $10,000 in the first quarter last fiscal year.

Agribusiness revenue for the first quarter of fiscal year 2016 includes $21.9 million in lemon sales, compared to $24.7 million of lemon sales during the same period of fiscal year 2015, primarily reflecting lower volume of fresh lemons sold, partially offset by higher prices. Approximately 753,000 cartons of fresh lemons were sold during the first quarter of fiscal year 2016 at a $23.46 average price per carton compared to approximately 869,000 cartons sold at a $23.40 average price per carton during the first quarter of fiscal year 2015. The decrease in volume in the first quarter of fiscal year 2016 was primarily due to lower production from the Company’s orchards in Yuma, Arizona. Avocado revenue was not significant in the first quarter of fiscal years 2016 and 2015. The Company recognized $1.0 million of orange revenue in the first quarter of fiscal year 2016, compared to $1.5 million of orange revenue in the same period of fiscal year 2015. The lower orange revenue in the first quarter of fiscal year 2016 is primarily attributable to fewer harvest days in January 2016 due to increased rainfall. Specialty citrus and other crop revenues were $0.7 million in the first quarter of fiscal year 2016, which is similar compared to the first quarter of fiscal year 2015.

Costs and expenses for the first quarter of fiscal year 2016 were $31.3 million compared to $30.5 million in the first quarter of last fiscal year. The first quarter of fiscal year 2016 increase in operating expenses primarily reflects higher real estate development costs partially offset by lower agribusiness costs. First quarter of fiscal year 2016 real estate development expenses include $1.2 million of transaction costs paid upon entering the previously announced joint venture with the Lewis Group of Companies. Agribusiness costs and expenses are $0.3 million lower for the first quarter of fiscal year 2016 compared to the first quarter of last fiscal year primarily related to lower volumes of lemons and oranges harvested and sold.

Operating loss for the first quarter of fiscal year 2016 was $6.3 million, compared to a $2.5 million operating loss in the first quarter of the previous fiscal year. Net loss applicable to common stock, after preferred dividends, for the first quarter of fiscal year 2016 was $4.1 million, compared to net loss applicable to common stock of $1.6 million in the first quarter of fiscal year 2015. Net loss per diluted share for the first quarter of fiscal year 2016 was $0.29 compared to a net loss per diluted share of $0.11 for the same period of fiscal year 2015, with both periods based on approximately 14.1 million weighted average diluted common shares outstanding. The previously described joint venture transaction costs of $1.2 million increased the first quarter of fiscal year 2016 net loss per share by approximately $0.05.

EBITDA was ($4.7) million in the first quarter of fiscal year 2016, compared to ($1.2) million in the same period of fiscal year 2015. A reconciliation of EBITDA to net income is provided at the end of this release.

Real Estate Development

On November 10, 2015, Limoneira Lewis Community Builders, LLC, a real estate development joint venture between Limoneira Company and The Lewis Group of Companies (“The Lewis Group”), was formed. Limoneira Lewis Community Builders is a 50%/50% joint venture between Limoneira and The Lewis Group that will engage in the residential development of Harvest at Limoneira (formerly Santa Paula Gateway Project and East Area 1). The formation of the joint venture culminated with Limoneira's contribution of its East Area 1 property to the joint venture and The Lewis Group's payment to Limoneira of $20.0 million for its 50% interest in the joint venture. Limoneira expects to receive 25% to 80% of the net cash flow of the project, based on projected cash flow milestones provided in the operating agreement, which is estimated to aggregate approximately 70% of total net cash flows to Limoneira, including the initial $20 million payment, and the balance of net cash flows to The Lewis Group over the estimated seven to ten year life of the project. The build-out of lots is expected to begin in 2016. The Company anticipates that Limoneira Lewis Community Builders will begin receiving security deposits from homebuilders for lots sales in mid-2017 and the sale of lots is expected to begin in the fourth quarter of 2017. The joint venture’s results of operations are expected to be recognized by the Company under the equity method of accounting.

Management Comments

Harold Edwards, President and Chief Executive Officer, stated, “Our first quarter top line results reflect the typical seasonality of our business and were impacted by lower lemon volumes from our orchards in Arizona. Looking ahead, we believe that we are well positioned to deliver a strong year in fiscal 2016. We expect to benefit from additional lemon sales in certain districts/regions as well as more favorable lemon pricing, and we also anticipate realizing strong orange sales and pricing in coming quarters. Our expanded and modernized Santa Paula packing house is now operational and, beginning in March 2016, is expected to produce meaningful cost savings that will positively impact on our financial results. Based on these factors, we are raising our annual operating income, EBITDA, and earnings per share guidance.”

Mr. Edwards continued, “Regarding our real estate development business, we continue to make progress on the development of Harvest at Limoneira. We expect to receive $100 million to $130 million from the joint venture over the seven to ten year life of the project, including the $20 million we received upon entering into the joint venture. We are also focused on the development of over 40 acres of commercial properties adjacent to project property, which represents an additional opportunity for meaningful cash flows.”

Mr. Edwards added, “Our long-term goal is to be one of the leading global citrus agribusinesses. Over the past several years, we have made a number of strategic investments in both the US and internationally that will drive long-term top and bottom line results. We currently have approximately 7,600 planted agricultural acres of which approximately 1,500 are non-bearing and are estimated to become full-bearing over the next four years with plans to plant an additional 500 acres in the next two years. We anticipate this additional acreage will increase our annual lemon supply by approximately 0.9 million to 1.3 million fresh cartons as the non-bearing and planned acreage become productive, which our new packing house is expected to efficiently manage.”

Balance Sheet and Liquidity

During the first quarter of fiscal year 2016, net cash used in operating activities was $5.4 million, compared to $5.8 million in the prior year period. Net cash used in investing activities was $3.0 million in the first quarter of fiscal year 2016, compared to $7.1 million in the prior year period. Net cash provided by financing activities was $8.3 million in the first quarter of fiscal year 2016, compared to $12.9 million in the same period last year. Long-term debt as of January 31, 2016 was $97.2 million, compared to $89.1 million at the end of fiscal year 2015.

During the first quarter of fiscal year 2016, the Company executed its on-going real estate development strategy by capitalizing real estate development costs of $3.5 million. In the first quarter of fiscal year 2015, the Company capitalized real estate development costs of $1.2 million.

During the first quarter and February of fiscal year 2016, the Company entered into fixed rate, long-term credit arrangements totaling $27.0 million. The loan proceeds were used to pay down the Company’s revolving line of credit, which provides additional availability for real estate development, agribusiness investments and other corporate purposes.

Recent Business Highlights

The Company continues to benefit from the success of its direct lemon sales and marketing strategy. During the first quarter of fiscal year 2016, lemon sales were comprised of approximately 72% domestic sales, 24% sales to domestic exporters, and 4% international sales.

Alex Teague, Senior Vice President stated, “We are excited about the outlook for our agribusiness in fiscal year 2016. With our lemon packing expansion and modernization project becoming operational, we anticipate increased efficiencies and cost savings as a result of the new facility. In addition, we expect to benefit from other investments and acquisitions that we have made over the past several years.”

On December 2, 2015, the Company completed the acquisition of 757 acres of lemon, orange and specialty citrus orchards in the San Joaquin Valley, for approximately $15.1 million. This complements the Company’s acquisition of an additional 157 acres of lemon, orange and specialty citrus orchards in the fourth quarter of fiscal year 2015. The orchards were acquired pursuant to purchase options contained in certain operating leases the Company has had since 2012 for approximately 1,000 acres of lemon, orange, specialty citrus and other crops, which the Company refers to as the Sheldon Ranch leases. The lease agreements included base rent of $500 per acre and contingent rent of 50% of the operating profit of the leased property as defined in the lease agreements. Total rent expense for fiscal year 2015 on the acquired property was approximately $1.0 million.

On December 15, 2015, the Company declared a quarterly cash dividend of $0.05 per common share, which was paid on January 15, 2016 in the aggregate amount of approximately $0.7 million to stockholders of record on December 28, 2015. This represents an 11% increase compared to the Company’s previous quarterly dividend of $0.045 per common share.

Increasing Fiscal Year 2016 Outlook

For the fiscal year ending October 31, 2016, the Company continues to expect to sell between 2.7 million and 3.0 million cartons of fresh lemons at an average price of approximately $23.00 per carton, increased from $22.50 previously expected, and expects to sell approximately 8.5 to 9.5 million pounds of avocados at approximately $0.80 per pound.

The Company is raising its guidance range for operating income, EBITDA, and earnings per diluted share for fiscal year 2016. The Company now expects operating income for fiscal year 2016 to be approximately $8.6 million to $9.1 million, compared to its previous range of $7.8 million to $8.3 million. Fiscal year 2016 EBITDA is now expected to be in the range of $14.6 million to $15.1 million, compared to the previous range of $13.6 million to $14.1 million. The Company now expects fiscal year 2016 earnings per diluted share to be in the range of $0.28 to $0.33, compared to the previous range of $0.25 to $0.29. Excluding transaction costs incurred in connection with the Limoneira / Lewis joint venture, fiscal year 2016 earnings per diluted share are expected to be in the range of $0.33 to $0.38, compared to previous estimates of $0.30 to $0.34.

Fiscal year 2016 estimated operating results reflect an anticipated increase in operating income primarily related to cost savings from the Company’s new lemon packing facilities, increased revenues from additional farm worker housing units and the elimination of lease expense resulting from the acquisition of the previously leased Sheldon Ranches, offset by transaction costs of $1.2 million incurred on the close of the Limoneira / Lewis joint venture and an expected increase in depreciation expense that results from the new packing facilities, the acquired Sheldon Ranch property and the additional farm working housing units. In addition, interest expense is expected to increase in fiscal year 2016 related to the new packing house and the additional farm worker housing units being placed into service because related interest costs were capitalized during the construction period.

Conference Call Information

The Company will host a conference call and audio webcast on March 10, 2016, at 1:30 pm Pacific Time (4:30 pm Eastern Time) to discuss its financial results. To access the conference call, participants in the U.S. should dial (888) 713-4485, and international participants should dial (913) 312-1516.  Participants are encouraged to dial in to the conference call ten minutes prior to the scheduled start time. The call will also be broadcast live over the Internet and accessible through the Investor Relations section of the Company's website at www.limoneira.com. Visitors to the website should select the “Investor” link to access the webcast. The webcast will be archived and accessible on the same website for 30 days following the call. A telephone replay will be available through March 24, 2016, by calling (877) 870-5176 from the U.S. or (858) 384-5517 from international locations to access the playback; passcode is 5313443.

About Limoneira Company

Limoneira Company, a 120-year-old international agribusiness headquartered in Santa Paula, California, has grown to become one of the premier integrated agribusinesses in the world. Limoneira (pronounced lē mon΄âra) is a dedicated sustainability company with approximately 10,700 acres of rich agricultural lands, real estate properties and water rights in California and Arizona. The Company is a leading producer of lemons, avocados, oranges, specialty citrus and other crops that are enjoyed throughout the world. For more about Limoneira Company, visit www.limoneira.com.

Forward-Looking Statements

This press release contains forward-looking statements, including earnings guidance for fiscal year 2016, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Limoneira’s current expectations about future events and can be identified by terms such as “expect,” “may,” “anticipate,” “intend,” “should be,” “will be,” “is likely to,” “strive to,” and similar expressions referring to future periods.

Limoneira believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Limoneira cautions you against relying on any of these forward-looking statements. Factors which may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: changes in laws, regulations, rules, quotas, tariffs and import laws; weather conditions that affect production, transportation, storage, import and export of fresh product; increased pressure from crop disease, insects and other pests; disruption of water supplies or changes in water allocations; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest and currency exchange rates; availability of financing for land development activities; political changes and economic crises; international conflict; acts of terrorism; labor disruptions, strikes or work stoppages; loss of important intellectual property rights; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; and market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in Limoneira’s SEC filings which are available on the SEC’s website at http://www.sec.gov. Limoneira undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

Non-GAAP Financial Measures

Due to significant depreciable assets associated with the nature of the Company’s operations and interest costs associated with its capital structure, management believes that earnings before interest, income taxes, depreciation and amortization (“EBITDA”) and adjusted EBITDA, which excludes impairments on real estate development assets when applicable, is an important measure to evaluate the Company’s results of operations between periods on a more comparable basis. Such measurements are not prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), and should not be construed as an alternative to reported results determined in accordance with GAAP. The non-GAAP information provided is unique to the Company and may not be consistent with methodologies used by other companies. With respect to our expectations under “Increasing Fiscal Year 2016 Outlook” above, the Company has not provided a reconciliation of forward-looking non-GAAP measures, primarily due to variability and difficulty in making accurate forecasts and projections, as not all of the information necessary for a quantitative reconciliation is available to the Company without unreasonable efforts. EBITDA and adjusted EBITDA is summarized and reconciled to net income, which management considers to be the most directly comparable financial measure calculated and presented in accordance with GAAP as follows:

	Three months ended January 31,
	2016	2015

Net loss	$(3,912,000)	$(1,448,000)
Interest expense, net	219,000	12,000
Income tax benefit	(2,167,000)	(755,000)
Depreciation and amortization	1,128,000	989,000
EBITDA	$(4,732,000)	$(1,202,000)

Limoneira Company

Consolidated Balance Sheets (unaudited)

	January 31, 2016	October 31, 2015
Assets
Current assets:
Cash	$60,000	$39,000
Accounts receivable, net	8,844,000	7,420,000
Cultural costs	1,650,000	3,916,000
Prepaid expenses and other current assets	2,876,000	2,387,000
Income taxes receivable	1,992,000	-
Total current assets	15,422,000	13,762,000

Property, plant and equipment, net	145,986,000	128,951,000
Real estate development	99,607,000	96,067,000
Equity in investments	3,161,000	3,047,000
Investment in Calavo Growers, Inc.	18,630,000	18,508,000
Other assets	9,128,000	9,035,000
Total Assets	$291,934,000	$269,370,000

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$6,683,000	$6,611,000
Growers payable	6,551,000	5,841,000
Accrued liabilities	3,413,000	5,864,000
Fair value of derivative instrument	729,000	767,000
Current portion of long-term debt	1,877,000	589,000
Total current liabilities	19,253,000	19,672,000
Long-term liabilities:
Long-term debt, less current portion	97,204,000	89,079,000
Deferred income taxes	19,546,000	19,425,000
Other long-term liabilities	5,649,000	7,641,000
Sale-leaseback deferral	21,114,000	-
Total liabilities	162,766,000	135,817,000
Commitments and contingencies	-	-

Series B Convertible Preferred Stock – $100.00 par value (50,000 shares authorized: 29,500 shares issued and outstanding at January 31, 2016 and October 31, 2015) (8.75% coupon rate)	2,950,000	2,950,000

Series B-2 Convertible Preferred Stock – $100.00 par value (10,000 shares authorized: 9,300 shares issued and outstanding at January 31, 2016 and October 31, 2015) (4% dividend rate on liquidation value of $1,000 per share)	9,331,000	9,331,000

Stockholders’ equity:
Series A Junior Participating Preferred Stock – $.01 par value (20,000 shares authorized: zero issued or outstanding at January 31, 2016 and October 31, 2015)	-	-
Common Stock – $.01 par value (19,900,000 shares authorized: 14,171,976 and 14,135,080
shares issued and outstanding at January 31, 2016 and October 31, 2015, respectively)	141,000	141,000
Additional paid-in capital	90,962,000	90,759,000
Retained earnings	22,439,000	27,216,000
Accumulated other comprehensive income	3,345,000	3,156,000
Total stockholders’ equity	116,887,000	121,272,000
Total Liabilities and Stockholders’ Equity	$291,934,000	$269,370,000

Limoneira Company

Consolidated Statements of Operations (unaudited)

	Three months ended January 31,
	2016	2015
Net revenues:
Agribusiness	$23,567,000	$26,883,000
Rental operations	1,408,000	1,118,000
Real estate development	12,000	10,000
Total net revenues	24,987,000	28,011,000
Costs and expenses:
Agribusiness	25,472,000	25,814,000
Rental operations	949,000	805,000
Real estate development	1,436,000	242,000
Selling, general and administrative	3,464,000	3,667,000
Total costs and expenses	31,321,000	30,528,000
Operating loss	(6,334,000)	(2,517,000)
Other income:
Interest expense, net	(219,000)	(12,000)
Equity in earnings of investments	114,000	85,000
Other income, net	360,000	241,000
Total other income	255,000	314,000

Loss before income tax benefit	(6,079,000)	(2,203,000)

Income tax benefit	2,167,000	755,000
Net loss	(3,912,000)	(1,448,000)
Preferred dividends	(158,000)	(159,000)
Net loss applicable to common stock	$(4,070,000)	$(1,607,000)

Basic net loss per common share	$(0.29)	$(0.11)

Diluted net loss per common share	$(0.29)	$(0.11)

Dividends per common share	$0.05	$0.04

Weighted-average common shares outstanding-basic	14,148,000	14,098,000
Weighted-average common shares outstanding-diluted	14,148,000	14,098,000